Shareholder Meeting Results (unaudited)

The Annual Meeting of Shareholders of Tax-Free Trust of Arizona (the "Trust") was held on November 4, 2010. The holders of shares representing 82% of the total net asset value of the shares entitled to vote were present in person or by proxy. At the meeting, the following matters were voted upon and approved by the shareholders (the resulting votes are presented below).

1. To elect Trustees.

Dollar Amount of  Votes:

	Trustee		For		Withheld

	Tucker Hart Adams	$270,481,048		$2,456,576
	Ernest Calderon	$269,586,498		$3,351,115
	Thomas A. Christopher	$271,589,146		$1,348,478
	Gary C. Cornia		$271,506,558		$1,431,055
	Grady Gammage, Jr.	$271,368,278		$1,569,336
	Diana P. Herrmann	$269,519,973		$3,417,640
	Lyle W. Hillyard		$270,503,923		$2,433,690
	John C. Lucking	$270,757,089		$2,180,525
	Anne J. Mills		$270,417,547		$2,520,066


2. To act on the selection of Tait, Weller & Baker LLP as the Trust's independent registered public accounting firm.


Dollar Amount of  Votes:

	For		Against		Abstain

	$267,605,229		$747,825		$4,584,560